EMPLOYMENT AGREEMENT

Employment Agreement between Healthcare Corporation of America (the “Company”) and its subsidiaries and Gary J. Sekulski (the Employee”).

The Employee wishes to serve in a managerial capacity for the Company and the Company desires to employ the Employee to provide such services upon the terms and conditions hereinafter set forth.

Now therefore, in consideration of the mutual covenants and promises contained herein, the parties hereto, each intending to be legally bound hereby, agree as follows:

Article I - EMPLOYMENT

1.01	Employment. The company hereby employs the Employee and the Employee hereby accepts employment, upon and agrees to the terms and conditions set forth herein:

1.02	Employment Term. The term of employment under this agreement shall commence on or about September 15, 2012 depending on the status of the Employee and the Company at the time and shall expire five years after the date hereof.

1.03	Duties. Commencing on the date hereof, the Employee shall perform the duties of CEO and shall designee to the best of his ability perform such duties consistent with this position which shall include the oversight and management of all aspects of the Company’s Operations. The Employee shall report to the Board of Directors of the Company.

1.04	Extent of Service. During the employment term, the Employee shall devote his fulltime working time, attention and energy to the oversight and management of the Company. The Employee may engage in outside endeavors.

Article II - COMPENSATION AND BENEFITS

2.01	Salary. During each year of employment, the Company shall pay the Employee an annual base salary payable according to Company payment policy and subject to withholding and other applicable taxes. For the first year of employment, the base salary shall be fixed at $450,000 dollars ($450,000) per year. The base salary shall be adjusted as follows:

If the Company sales for period January 1, 2013 - June 30, 2013 are $50,000,000 or greater, the Employee’s salary will increase to $500,000 dollars ($500,000) per year.

If the Company sales for period April 1, 2013 - March 31, 2014 are $150,000,000 or greater, the Employee’s salary will increase to$550,000 dollars ($550,000) per year.

If the Company sales for period April 1, 2014 - March 31, 2015 are $300,000,000 or greater, the Employee’s salary will increase to $650,000 ($650,000) per year.

2.02	Bonus. The Employee shall be eligible to participate in a bonus plan of the Company. The actual amount of bonus shall be determined by the Board of Directors and shall be based upon the performance of the Employee and the Company.

2.03	Stock. Stock Options and 401K Plan. Employee will be entitled to receive stock options according to the Stock Option Plan approved by the Board of Directors. When established by the company, the Employee will be entitled to participate in the Company’s 401K Plan.

2.04	Benefits. The Company shall provide health benefits, consistent with employee hand book.

2.05	Vacation. The Employee shall be entitled to no less than (4) four weeks vacation during every year of the employment term.

2.06	Expenses. The Company shall promptly reimburse the Employee for all expenses submitted by the Employee on a weekly expense report that were incurred by the Employee in connection with the performance of the duties and responsibilities of the Employee.

Article III - TERMINATION

3.01	Termination for Cause. During the employment term, the Company may terminate the Employee’s employment under this agreement at any time for cause (as hereinafter is defined) upon written notice specifying the cause and the date of termination. For purposes of this agreement. “Cause” shall mean:
a.	misappropriation by the Employee of funds, properties or assets of the Company;

b.	chronic alcoholism, drug addiction or substance abuse;

c.	repeated violations of the policies and procedures of the Company;

d.	slander or libel or other torts relating to the Employee’s office or employment with the Company which has a material adverse effect on the Company;

e.	violation of the non-competition and/or non-disclosure provisions contained herein;

f.	the Employee’s conviction or plea of guilty to any material felony or crime;

g.	job performance measured on the basis of time, effort and accomplishments that fall below an acceptable standard for the Employee’s job duties and responsibilities.

3.02	Termination without Cause. During the five year employment term, the Company may terminate the Employee’s employment under this agreement at any time. However, if the Employee is terminated without Cause, the Employee’s base salary provided in Section 2.01 and the other benefits provided under Article II shall be continued on a timely basis for the balance of term of this Agreement. During subsequent employment terms, the Board of Directors, by majority vote, may terminate the Employee’s employment under this agreement any time for any reason upon no less than sixty (60) days advance written notice. The Employee may terminate this agreement at any time for any reason upon no less than sixty (60) days advance written notice.

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3.03	Termination in the Event of Death or Disability. The Employee’s employment under this agreement shall terminate in the event of the Employee’s death or disability. Disability shall mean the inability of the Employee to perform substantial and material duties due to physical or mental disablement which continues for a period of six (6) consecutive months during the employment term as determined by an independent qualified physician mutually acceptable to the Company and the Employee, or his personal representative. If the Employee is terminated by reason of disability, the Employee’s base salary provided in Section 2.01 and the other benefits provided under Article II shall be continued on a monthly basis until the waiting period for payment of disability benefits prescribed in any long-term disability insurance provided by the Company to cover the Employee for such disability was satisfied. In the event this Agreement should terminate by reason of death of the Employee, the Employee’s spouse (or the Employee’s estate) shall be paid, upon the occurrence of such termination, applicable death benefits to which the spouse is entitled under any existing benefit plans of the Company, plus one (1) year’s salary pursuant to the terms of this Agreement, within thirty (30) days from the date of death.

Article IV - CONFIDENTIAL INFORMATION

4.01	Proprietary Information. In the course of the Employee’s service to the Company, the Employee may have access to confidential know-how, software programs, business documents, marketing data, client lists and trade secrets which are confidential. Such information shall not include any information which is in the public domain during or after the employment of the Employee, provided such information is not in the public domain as a consequence of disclosure directly by the Employee in violation of this Agreement.

4.02	Fiduciary Obligations. The Employee agrees at all times to keep all Proprietary information in a fiduciary capacity for the sole benefit of the Company.

Article V - NON-COMPETITION AND NON-SOLICITATION

5.01	Non-Competition and Non-Solicitation. The Employee covenants and agrees at all time while an Employee of the Company or during the two (2) year period immediately after termination of employment hereunder or cause or voluntary termination that the Employee shall not directly or indirectly (individually or through a business or another person) engage in the following activities or assist another in such activities:

a.	recruiting or attempting to recruit any person who is currently employed by the company; or

b.	entering into, engaged in competition with the Company at the time of the Employee’s termination of employment with the Company and the Employee’s relationship with such Competitor involves the Employee’s management of product lines (“Competing Products”) that are in direct competition with those of the Company without the advance written consent of the Company.

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c.	soliciting the Company’s current, former and prospective customers with respect to competing products.

Article VI - MISCELLANEOUS

6.01	Obligations. The obligations set forth herein are the Obligations of the Company.

6.02	Notices. All notices shall be in writing and shall be deemed delivered, when by hand confirmation of receipt or when by certified mail or by facsimile.

a.	for communications to the Company: Prescription Corporation of America 66 Ford Road Suite 230 Denville, New Jersey 07834 Attn: Gary Sekulski/CEO

b.	for communication to the Employee:

6.03	Assignment. This agreement and all rights hereunder are personal to the Employee and may not be assigned. The Company may assign the Agreement to any person, firm or corporation (“Acquirer”) succeeding to all or substantially all of the business or assets of the Company whether by purchase, merger or consolidation provided the Company remains liable for the provisions of this Agreement and the Acquirer agrees in writing to assume and fulfill the obligations under this Agreement.

6.04	Caption. Captions have solely been inserted for convenience of reference.

6.05	Severability. The provisions of this Agreement are severable. In the event that any arbitrator, court or competent jurisdiction shall deem any provision of the Agreement unenforceable, such entity shall have the power to reduce its form to make it valid and enforceable to the full extent permitted by law.

6.06	Governing Law. This agreement shall be governed by the laws of the State of New Jersey.

6.07	Attorney’s Fee. In the event that any action is brought to enforce any provision of this Agreement or to obtain money damages for the breach of this Agreement, all costs including Attorney’s fees shall be paid by the non-prevailing party.

6.08	Arbitration. Any controversy or claim arising out of this Agreement and which is not resolved in thirty (30) days after either party notifies the other party in writing that the notifying party is considering arbitration for resolution, shall be settled by arbitration in accordance with the commercial arbitration rules of the American Arbitration Association.

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as a binding contract as of this day and year.

Healthcare Corporation of America		Employee

By:	/s/ Gary Sekulski	/s/ Gary Sekulski
	Gary Sekulski, CEO, Board Member	Gary J. Sekulski

By:	/s/ Hemil Khandwala
Hemil Khandwala, Board Member

By:	/s/ Ann Saskowtiz
Ann Saskowtiz, Secretary, Board Member

By:	/s/ John Phelps, Jr.
John Phelps, Jr., Board Member

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